Exhibit 99.1

FOR IMMEDIATE RELEASE

ProShares Announces ETF Share Splits

BETHESDA, MD – May 11, 2021 – ProShares, a premier provider of ETFs, announced today forward and reverse share splits on twenty-three of its ETFs. The splits will not change the total value of a shareholder’s investment and will be effective on two separate dates.

Forward Splits

Eight ETFs will forward split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio
DIG	ProShares Ultra Oil & Gas	2:1
QLD	ProShares Ultra QQQ	2:1
UDOW	ProShares UltraPro Dow30	2:1
UWM	ProShares Ultra Russell2000	2:1
USD	ProShares Ultra Semiconductors	4:1
UXI	ProShares Ultra Industrials	4:1
SAA	ProShares Ultra SmallCap600	5:1
UMDD	ProShares UltraPro MidCap400	5:1

All forward splits will apply to shareholders of record as of market close on May 21, 2021, payable after market close on May 24, 2021. All forward splits will be effective prior to market open on May 25, 2021, when the funds will begin trading at their post-split price. The ticker symbols and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund with a proportionate increase in the number of shares outstanding. For example, for a two-for-one split, every pre-split share will result in the receipt of two post-split shares, which will be priced at one-half the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical two-for-one forward split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$120.00	$12,000.00
Post-Split	200	$60.00	$12,000.00

Reverse Splits – Phase 1

ProShares will implement reverse splits for fifteen ETFs in two phases, on two separate dates. Eleven ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
BZQ	ProShares UltraShort MSCI Brazil Capped	1:2	74347B292	74347G655
MZZ	ProShares UltraShort MidCap400	1:2	74348A129	74347G580
RXD	ProShares UltraShort Health Care	1:2	74348A228	74347G564
SIJ	ProShares UltraShort Industrials	1:2	74348A111	74347G598
SMN	ProShares UltraShort Basic Materials	1:2	74347B177	74347G614
SRS	ProShares UltraShort Real Estate	1:2	74348A244	74347G556
SZK	ProShares UltraShort Consumer Goods	1:2	74347G820	74347G630
SDD	ProShares UltraShort SmallCap600	1:4	74348A137	74347G572
SDOW	ProShares UltraPro Short Dow30	1:4	74347G309	74347G648
SMDD	ProShares UltraPro Short MidCap400	1:4	74347G697	74347G663
SSG	ProShares UltraShort Semiconductors	1:4	74347G846	74347G622

All reverse splits for Phase 1 will be effective prior to market open on May 25, 2021, when the funds will begin trading at their post-split price. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a one-for-four reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the NAV of a pre-split share.

Reverse Splits – Phase 2

An additional four ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
SCO	ProShares UltraShort Bloomberg Crude Oil	1:4	74347W668	74347Y862
VIXY	ProShares VIX Short-Term Futures ETF	1:4	74347W171	74347Y854
ZSL	ProShares UltraShort Silver	1:4	74347W114	74347Y847
UVXY	ProShares Ultra VIX Short-Term Futures ETF	1:10	74347W148	74347Y839

All reverse splits for Phase 2 will be effective prior to market open on May 26, 2021, when the funds will begin trading at their post-split price. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a one-for-four reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-four reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	250	$40.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of four for a one-for-four reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with more than $54 billion in assets. The company is the leader in strategies such as dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

For media inquiries, please contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

For Investor and Financial Professional inquiries, please contact:

ProShares, 866.776.5125, info@proshares.com or visit us at ProShares.com

May 11, 2021

Geared (leveraged or short) ProShares ETFs seek returns that are a multiple of (e.g., 2x or -2x) the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes and may be less liquid than stocks of larger companies. Please see summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.